Exhibit 4.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF OAKTREE ACQUISITION CORP.

Pursuant to Section 388

of the General Corporation Law of the State of Delaware

Oaktree Acquisition Corp., presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1. The Company was first incorporated on April 9, 2019 under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was Oaktree Acquisition Corp.

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Hims & Hers Health, Inc.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

[Signature Page Follows]

[Signature Page to Certificate of Domestication]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 20th day of January, 2021.

OAKTREE ACQUISITION CORP., a Cayman
Islands exempted company limited by shares

By:	/s/ Zaid Pardesi

Name: Zaid Pardesi
Title: Chief Financial Officer

[Signature Page to Certificate of Domestication]